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                          TRANSITION SERVICES AGREEMENT

                                 BY AND BETWEEN

                                 CITIGROUP, INC.

                                       AND

                                  METLIFE, INC.

                            DATED AS OF JULY 1, 2005




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
                                TABLE OF CONTENTS

Section 1.  Definitions.....................................................   1
Section 2.  Services and Activities.........................................   4
            (a)   TSA Services..............................................   4
            (b)   Additional Services.......................................   6
            (c)   Lease of Real Property, Hardware, Infrastructure and
                  Networks..................................................   7
            (d)   Resumed Services..........................................   7
            (e)   No Obligation to Provide Other Services...................   7
            (f)   Non-Exclusivity...........................................   8
            (g)   Cooperation...............................................   8
            (h)   Access, Resources and Decisions...........................   8
            (i)   Acquisition Agreement Matters.............................   8
            (j)   Certain Activities........................................   8
Section 3.  Limitations on TSA Services.....................................   9
            (a)   Scope of Required TSA Services by Parent..................   9
            (b)   Scope of Required TSA Services by Purchaser...............  10
            (c)   No Performance Required Under Certain Circumstances.......  10
            (d)   No Obligation to Hire.....................................  10
            (e)   Restrictions on Work Product..............................  10
            (f)   Consents..................................................  10
            (g)   No Obligation of Parent to Provide Certain Services.......  11
Section 4.  Standards of TSA Services, Review Procedures and Penalties......  11
            (a)   Standards of TSA Services.................................  11
            (b)   Improvements in TSA Services..............................  11
            (c)   Reports...................................................  12
            (d)   Failure to Meet Standards for Services, Inability to
                  Perform, Errors...........................................  12
            (e)   Failure to Provide TSA Services...........................  12
Section 5.  Subcontractors..................................................  13
            (a)   Right to Subcontract......................................  13
            (b)   Affiliate Subcontractors..................................  13
Section 6.  Consideration for Services; Fee Dispute Resolution..............  13
            (a)   Consideration.............................................  13
            (b)   Limitations on Consideration..............................  15
            (c)   Payment...................................................  15
            (d)   Fee Dispute Resolution....................................  16
            (e)   Sales Taxes...............................................  16
            (f)   No Offset.................................................  16
            (g)   TSA Records...............................................  17
            (h)   Audit.....................................................  17
Section 7.  Term and Termination............................................  19
            (a)   Period of Services........................................  19
            (b)   Termination of Individual Transition Services.............  20
            (c)   Termination of Agreement..................................  20
            (d)   Effect of Termination; Return of Materials................  21
Section 8.  Transition Project Management...................................  21
            (a)   Service Coordinator.......................................  21

                                      - i -
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
            (b)   TSA Contacts..............................................  21
Section 9.  Relationship Between the Parties................................  21
Section 10. Changes.........................................................  22
            (a)   Changes in Services.......................................  22
            (b)   Changes in Security.......................................  23
            (c)   Changes in Fees...........................................  23
Section 11. Dispute Resolution..............................................  23
            (a)   Resolution by the Service Coordinators....................  23
            (b)   Dispute Escalation........................................  23
            (c)   Specific Performance and Other Equitable Relief...........  24
            (d)   Ground for Dismissal......................................  24
Section 12. Indemnification.................................................  24
            (a)   Indemnification by Service Provider.......................  25
            (b)   Indemnification by Service Recipient......................  25
            (c)   Limitation on Liability...................................  26
            (d)   Exclusions................................................  26
            (e)   Third Party Claims; Procedures............................  26
            (f)   Consequential Damages.....................................  27
            (g)   Other Losses..............................................  27
            (h)   Exclusive Remedy..........................................  27
            (i)   Disclaimer of Warranties..................................  27
Section 13. Ownership, Lost Data and Security...............................  28
            (a)   Ownership.................................................  28
            (b)   Ongoing Data Separation...................................  28
            (c)   Service Provider Licensed Materials.......................  28
            (d)   Third Party Materials.....................................  29
            (e)   Confidentiality; Delivery.................................  29
            (f)   Lost or Destroyed Data....................................  29
            (g)   Security..................................................  29
Section 14. Force Majeure...................................................  31
            (a)   General...................................................  31
            (b)   Definition................................................  31
            (c)   Excuse of Performance.....................................  31
            (d)   Disaster Recovery Plan....................................  31
            (e)   Disaster Recovery Tests...................................  32
            (f)   Termination Upon Force Majeure............................  32
Section 15. Survival........................................................  32
Section 16. Notices.........................................................  32
Section 17. Successors and Assigns; No Third-Party Beneficiaries............  33
Section 18. Counterparts....................................................  34
Section 19. Entire Agreement................................................  34
            (a)   Agreement.................................................  34
            (b)   Captions..................................................  34
Section 20. Amendment, Modification and Waiver..............................  34
Section 21. Severability....................................................  34
Section 22. Governing Law...................................................  35

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
Section 23. Jurisdiction; Venue; Consent to Service of Process..............  35
            (a)   Exclusive Jurisdiction; Final Judgments...................  35
            (b)   Service of Process........................................  35
Section 24. Waiver Of Jury Trial............................................  35
Section 25. Confidentiality.................................................  35
            (a)   Definition of Confidential Information....................  35
            (b)   Protection of Confidential Information....................  36
            (c)   Exclusions................................................  36
            (d)   Compulsory Disclosure.....................................  36
            (e)   Unauthorized Acts.........................................  37
            (f)   Data Protection...........................................  37
Section 26. Construction....................................................  37
Section 27. Precedence......................................................  37


Schedules

Schedule 2(a)           TSA Services
Schedule 2(a)(ii)(A)    Non-Transferable Acquired Subsidiary Services
Schedule 2(b)           Additional Services
Schedule 2(c)           Leased Real Property
Schedule 6(a)(i)        2005 Price Lists
Schedule 8(a)           Service Coordinators
Schedule 8(b)           TSA Contacts
Schedule 11(b)(i)       Senior Executives and Executive Committee
Schedule 11(b)(ii)      Significant Service Shortfall Dispute Resolution



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
      This TRANSITION SERVICES AGREEMENT (this "Agreement"), dated as of July 1, 2005 (the "Effective Date"), is entered into by and between Citigroup, Inc., a Delaware corporation ("Parent") and MetLife, Inc., a Delaware corporation ("Purchaser").

                              W I T N E S S E T H:

            WHEREAS, Parent and Purchaser have entered into that certain Acquisition Agreement, dated January 31, 2005 (as may be amended from time to time, the "Acquisition Agreement") pursuant to which Purchaser agreed to acquire on the terms and subject to the conditions set forth therein, all of the outstanding shares of capital stock of certain subsidiaries of, and the equity interests owned by Parent in certain joint ventures of, Parent or its Affiliates; and

            WHEREAS, the execution and delivery of this Agreement is a condition to Closing of the transactions contemplated by the Acquisition Agreement.

            NOW, THEREFORE, in consideration of the mutual covenants, agreements and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

      SECTION 1. DEFINITIONS. All capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Acquisition Agreement. With respect to all defined terms, whenever the singular term is used, the same shall include the plural, and whenever the plural is used, the same shall include the singular, where appropriate.

            "Acquired Subsidiary Services" has the meaning set forth in Section 2(a)(ii).

            "Acquisition Agreement" has the meaning set forth in the Recitals.

            "Additional Services" means, to the extent provided by the Service Provider pursuant to Section 2(b) hereof, (a) any additional services, support, facilities or other resources not otherwise provided as a TSA Service or (b) an expansion of the scope or term of any TSA Service (it being agreed that an increase in volume of a TSA Service by reason of organic growth of the Business is not an Additional Service). Additional Services include Required Additional Services. Any activities performed pursuant to Section 2(j) hereof are not Additional Services.

            "Administration Notice" has the meaning set forth in Section 16.

            "Affiliate Subcontractor" has the meaning set forth in Section 5(b).

            "Change" has the meaning set forth in Section 10.

            "Confidential Information" has the meaning set forth in Section
25(a).

            "Date of Determination" has the meaning set forth in Section
2(b)(i).

            "Disclosing Party" has the meaning set forth in Section 25(b).

            "Effective Date" has the meaning set forth in the Recitals.

            "Excluded Works" means (a) work product created by Subcontractors that are not Affiliate Subcontractors retained by a Service Provider or any of its Affiliates where the terms of such retention allocate title in such work product to such Subcontractor or to another third party, and (b) Confidential Information, trademarks, service marks or logos of the Service Provider or its Affiliates.

            "Excusable Circumstance" has the meaning set forth in Section 3(c).

            "Executive Committee" has the meaning set forth in Section 11(b).

            "Fees" has the meaning set forth in Section 6(a)(i).

            "Force Majeure Events" has the meaning set forth in Section 14(b).

            "Indemnified Party" means the Service Provider Indemnified Party or the Service Recipient Indemnifying Party, as the situation warrants.

            "Indemnifying Party" means the Service Provider Indemnifying Party or the Service Recipient Indemnifying Party, as the situation warrants.

            "International Term" has the meaning set forth in Section 7(a).

            "Non-Terminating Party" has the meaning set forth in Section
7(c)(i).

            "Omitted Services" has the meaning set forth in Section 2(a)(iii).

            "Operations Notice" has the meaning set forth in Section 16.

            "Parent" has the meaning set forth in the Recitals.

            "Parent Services" has the meaning set forth in Section 2(a)(i).

            "Policies" means Service Provider's written policies.

            "Pre-Closing Period" means (a) with respect to any service, support, facilities and other resources, as applicable, provided by or on behalf of a Service Provider to a Service Recipient, the period of time during the six (6) months prior to the Effective Date or (b) with respect to such services, support, facilities and other resources, as applicable, provided on only a periodic basis, the period of time during the twelve (12) months prior to the Effective Date (in each case, unless such service, support, facility or other resource was terminated in the normal course of business prior to the Effective
Date).

            "Purchaser" has the meaning set forth in the Recitals.

            "Reports" has the meaning set forth in Section 4(c).

            "Receiving Party" has the meaning set forth in Section 25(b).


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            "Required Additional Services" means an Additional Service that the
Service Provider must perform. An Additional Service is a Required Additional Service if the Service Provider (a) is the only reasonably available source of knowledge or expertise relating to the Additional Service, (b) can provide such Additional Service using commercially reasonable efforts, without adversely impacting the level or quality of any TSA Services provided by, or the businesses of, such Service Provider and its Affiliates, taking into account the Service Provider's resource limitations and capacity, and (c) in providing such Additional Service, does not violate Law, a then-existing executed written agreement between the Service Provider and a non-affiliated third party or the Service Provider's then-current Policies and procedures.

            "Sales Taxes" has the meaning set forth in Section 6(e).

            "Senior Executive" has the meaning set forth in Section 11(b).

            "Service Coordinator" has the meaning set forth in Section 8(a).

            "Service Provider" means, as applicable, Parent or Purchaser, respectively, to the extent providing, or causing to be provided by a Subcontractor, any TSA Service.

            "Service Provider Indemnified Party" has the meaning set forth in
Section 12(b).

            "Service Provider Indemnifying Party" has the meaning set forth in
Section 12(b).

            "Service Provider Licensed Materials" has the meaning set forth in
Section 13(c).

            "Service Recipient" means, as applicable, Parent on behalf of itself or its Affiliates, or Purchaser on behalf of itself, the Acquired Subsidiaries, any of its Affiliates or the Joint Ventures, to the extent any such of the foregoing is a recipient of TSA Services.

            "Service Recipient Indemnified Party" has the meaning set forth in
Section 12(a).

            "Service Recipient Indemnifying Party" has the meaning set forth in
Section 12(b).

            "Service Recipient Materials" has the meaning set forth in Section 13(a)(i).

            "Service Shortfall" has the meaning set forth in Section 4(d).

            "Subcontractor" has the meaning set forth in Section 5.

            "Systems" has the meaning set forth in Section 13(g)(ii).

            "Term" has the meaning set forth in Section 7(a).

            "Terminating Party" has the meaning set forth in Section 7(c)(i).

            "Third Party Claim" has the meaning set forth in Section 12(e).

            "TPC Services" has the meaning set forth in Section 2(a)(ii)(C).


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
            "TPC TSA" has the meaning set forth in Section 2(a)(ii)(C).

            "TSA Audit" has the meaning set forth in Section 6(h).

            "TSA Contacts" has the meaning set forth in Section 8(b).

            "TSA Monthly Invoice" means an invoice setting forth the amounts payable by or on behalf of the Service Recipient, for all applicable TSA Services and any applicable activities performed pursuant to Section 2(j)(i) hereof provided to it or its Affiliates or Joint Ventures hereunder, accompanied by reasonable documentation supporting the charges sufficient to allow the Service Recipient (or its Affiliate or Joint Venture, as the case may be) to confirm the accuracy of such charges and to permit attribution of such charges to the country in which such Service Recipient, Affiliate or Joint Venture is located, which invoice shall be delivered pursuant to Section 6(c) of this Agreement.

            "TSA Records" has the meaning set forth in Section 6(g).

            "TSA Services" means the Parent Services, the Acquired Subsidiaries Services and the Omitted Services or any of them, as the context requires, together with any Additional Services. The TSA Services shall include all components, subtasks and subservices necessary for the provision and receipt thereof.

            "Unauthorized Access" has the meaning set forth in Section 25(e).

            "U.S. Term" has the meaning set forth in Section 7(a).

      SECTION 2. SERVICES AND ACTIVITIES.

            (a) TSA SERVICES.

                  (i) PARENT SERVICES. Parent will continue to provide, or cause to be provided by its Affiliates or Subcontractors, to the Acquired Subsidiaries or, at Purchaser's direction, the Acquired Subsidiaries' Affiliates, Purchaser or the Joint Ventures all services, support, facilities, and other resources that Parent or Sellers, or their respective Affiliates or Subcontractors, provided, or caused to be provided, to the Acquired Subsidiaries or the Joint Ventures during the Pre-Closing Period, including as set forth on Schedule 2(a) hereto (designated as "Forward"), except as otherwise mutually agreed in writing by Purchaser and Parent prior to the Effective Date (the "Parent Services").

                        (A) In the event that Purchaser internally restructures,
            reorganizes or transfers the Business to a Purchaser Affiliate, Parent shall be obligated to continue to provide, or cause to be provided, the Parent Services to the Purchaser Affiliate insofar as it conducts the Business. Parent shall at all times assist and cooperate with any Purchaser Affiliate that supports the Business, only insofar as it supports the Business.


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                        (B) Parent has no obligation to provide, or cause to be
            provided, TSA Services to Purchaser for itself or on behalf of any Affiliate of Purchaser or Joint Venture that was not part of the Business prior to the Effective Date, except as set forth in Section 2(a)(i)(A) hereof.

                  (ii) ACQUIRED SUBSIDIARIES SERVICES. Purchaser shall cause the Acquired Subsidiaries to continue to provide, or cause to be provided by its Affiliates or Subcontractors, to Parent or its Affiliates, all services, support, facilities, and other resources hereto that they provided, or caused to be provided, to Parent or such Affiliates during the Pre-Closing Period, as set forth on Schedule 2(a) hereto (designated as "Reverse"), except as otherwise mutually agreed by Purchaser and Parent prior to the Effective Date (the "Acquired Subsidiaries Services").

                        (A) In the event that Parent internally restructures,
            reorganizes or transfers the business to which the Acquired Subsidiaries Services relate to another Parent Affiliate, Purchaser shall be obligated to continue to provide, or cause to be provided, the Acquired Subsidiaries Services to the Parent Affiliate, insofar as it conducts the business to which the Acquired Subsidiaries Services relate, except with regard to the Acquired Subsidiary Services set forth on Schedule 2(a)(ii)(A).

                        (B) Purchaser has no obligation to provide, or cause to
            be provided, TSA Services or Additional Services to Parent on behalf of any Parent Affiliate that was not a Parent Affiliate prior to the Effective Date, except as set forth above in Section 3(b)(ii)(A) hereof.

                        (C) The Acquired Subsidiaries Services shall include all
            services and related support, if any, provided by the Acquired Subsidiaries to Travelers Property Casualty Corp. as of the Effective Date under the Transition Services Agreement (the "TPC TSA") between Citigroup, Inc. and Travelers Property Casualty Corp., dated August 19, 2002 (the "TPC Services").


                  (iii) OMITTED SERVICES. If, at any time within one hundred twenty (120) days following the Effective Date, either party becomes aware of any other service, support, facility or other resource that had been provided during the Pre-Closing Period but which was omitted from Schedule 2(a) (collectively, the "Omitted Services"), then upon providing an Operations Notice to the other party, such service, support, facility or other resource will be added to the relevant schedule and become a TSA Service and the relevant Service Provider will use commercially reasonable efforts to resume provision of such TSA Service as soon as practicable.

                  (iv) KNOWLEDGE TRANSFER. Parent will use commercially reasonable efforts to maintain in place employees with adequate knowledge
      (A) to provide each Parent Service for such portion of the Term during which such Parent Service is being provided hereunder, and (B) to provide knowledge transfer to assist Purchaser in the migration and integration of
      (y) each Parent Service including, with respect to any particular Parent Service, for sixty (60) days following the migration and integration of such Parent Service (even if such sixty (60) day period extends beyond the Term) and (z) each other service that Parent or its Affiliates or Subcontractors had provided, or caused to be provided, to the Acquired Subsidiaries or the Joint Ventures during the Pre-Closing Period, for sixty (60) days following the Effective Date; provided, that knowledge transfer under this Section 2(a)(iv)(B) shall only include normal customer service activities. Parent shall provide the knowledge transfer activities described in this Section 2(a)(iv) at no charge.

                  (v) INADVERTENT INCLUSIONS. In the event that Service Provider discovers that Schedule 2(a) includes a description of services, support, facilities, or other resources that were not provided to Service Recipient during the Pre-Closing Period, then, after reasonable consultation with Service Recipient, Service Provider may remove such description of services, support, facilities, or other resources from Schedule 2(a). If Service Recipient disputes such removal, the dispute shall be resolved in accordance with Section 11(b); otherwise, such description shall be deemed a request for Additional Services pursuant to Section 2(b).

            (b) ADDITIONAL SERVICES. Service Recipient may request in writing that the Service Provider provide a service that would be an Additional Service if provided under this Section 2(b), which request shall include a description of the service(s) requested to be performed and the associated business specifications.

                  (i) If the requested service is a Required Additional Service, then within ten (10) Business Days after the Date of Determination (as defined below), Service Provider shall provide the Service Recipient with a written proposal for such Required Additional Service. Each such written proposal for a Required Additional Service submitted by the Service Provider shall refer to the description provided by the Service Recipient and shall include the estimated time and price (such price to be calculated using the same methodology used to calculate prices for Service Provider's Affiliates) of performing the Required Additional Service (including any third-party consents necessary to perform the Required Additional Service) and any potential impact on the then-existing TSA Services. Service Provider shall have two (2) Business Days from the date of receipt of Service Recipient's request to notify Service Recipient if Service Provider does not agree that the requested service is a Required Additional Service. If there is a dispute as to whether the requested service is a Required Additional Service, it shall be resolved in accordance with Section 11(b) on an expedited basis. The "Date of Determination" shall be (i) the day Service Provider received Service Recipient's request, if the Service Provider does not notify Service Recipient in accordance with this Section 2(b)(i) that Service Provider does not agree that the requested service is a Required Additional Service or (ii) the date on which Service Provider and Service Recipient agree on whether the requested service is a Required Additional Service (whether as a result of the dispute resolution procedures in Section 11(b) or otherwise), if the Service Provider notifies Service Recipient in accordance with this Section 2(b)(i) that Service Provider does not agree that the requested service is a Required Additional Service. If the parties agree on Service Provider's written proposal or a written variation thereof, the Service Provider shall perform such Required Additional Service in accordance with the terms of this Agreement and such agreed upon proposal. If the parties do not agree on such proposal or a written variation thereof within ten (10) Business Days after the date such written proposal is delivered to the Service Recipient, then the dispute as to the proposal will be resolved in accordance with Section 11 hereof; provided, that where the dispute is solely as to pricing, the Service Provider will begin providing the Required Additional Service as soon as practicable, regardless of whether the dispute has been resolved, and the price paid shall be adjusted retroactively in the manner and amount as determined by the dispute resolution process or as the parties may agree.

                  (ii) If the requested Additional Service is not a Required Additional Service, Service Provider may, at its option, participate in the process by which the provider of such Additional Service that is not a Required Additional Service is selected, but the Service Recipient shall have no obligation to select the Service Provider with respect to such Additional Service. If the parties agree on a written proposal from Service Provider to provide such requested Additional Service or a written variation thereof, the Service Provider shall perform such Additional Service in accordance with the terms of this Agreement and such agreed upon proposal, and the price of performing such Additional Service will be as agreed between the parties in such agreed upon proposal.

                  (iii) The agreed upon terms of each Additional Service shall be annexed hereto as part of Schedule 2(b).

            (c) LEASE OF REAL PROPERTY, HARDWARE, INFRASTRUCTURE AND NETWORKS. Each Service Provider shall continue to lease or sublease, as applicable, to any Service Recipient the real property, premises, and facilities set forth on
Schedule 2(c), and any furniture, equipment, hardware, infrastructure and networks currently leased to or in use by such Service Recipient, consistent with such Service Provider's practices in effect immediately prior to the Effective Date. In the event that the parties or their Affiliates (or in the case of Purchaser, the Joint Ventures) enter into a written lease or sublease after the Effective Date and during the Term for any real property, premises, or facilities set forth on Schedule 2(c), such written lease or sublease shall supersede this Agreement with regard to such real property, premises, or facilities, and such real property, premises, or facilities shall be deemed removed from Schedule 2(c).

            (d) RESUMED SERVICES. If, after a TSA Service has been terminated by the Service Recipient in accordance with Section 7(b) hereof, the Service Recipient concludes that such TSA Service is still needed, the Service Recipient will so notify the Service Provider, and the Service Provider will resume providing such TSA Service, if commercially and technologically feasible. The Service Recipient shall be responsible for all costs of Service Provider associated with resuming such TSA Service, and to the extent practicable, Service Provider shall have provided Service Recipient with an Operations Notice of such expenses in advance.

            (e) NO OBLIGATION TO PROVIDE OTHER SERVICES. Except for the TSA Services, Additional Services, knowledge transfer activities to be provided pursuant to Section 2(a)(iv) hereof and any activities to be performed pursuant to Section 2(j) hereof, the parties shall have no obligation to provide any other services to pursuant to this Agreement.

            (f) NON-EXCLUSIVITY. Nothing herein shall (i) prevent the Service Recipient during the term of this Agreement from obtaining any of the TSA Services from any other Person or from providing any TSA Service to itself using its own services, support, facilities and other resources or (ii) compel the Service Recipient to use or pay for a minimum volume of any TSA Service.

            (g) COOPERATION. Each party agrees to perform all obligations under this Agreement in good faith and to use commercially reasonable efforts to cooperate with the other party in all matters relating to the provision and receipt of the TSA Services, in order to facilitate the provision and receipt of the TSA Services, to perform the activities pursuant to Section 2(j) hereof and to minimize the expense, distraction and disturbance to the Service Providers. Such cooperation shall include (i) each party timely notifying the other in advance of any material changes to such party's operating environment or personnel that could have an adverse effect on any TSA Services or security and working with the other party to minimize the effect of such changes, it being understood that no change shall (A) materially disrupt or interfere with the provision or receipt of the TSA Services, (B) free the Service Provider from its obligations under this Agreement, or (C) diminish the service, security, or quality levels; (ii) facilitation of re-branding of external e-mail addresses; and (iii) cooperating with investigations by Governmental Authorities.

            (h) ACCESS, RESOURCES AND DECISIONS. The Service Recipient will use its commercially reasonable efforts to timely provide, as reasonably and timely requested by Service Provider, information and documentation sufficient for the Service Provider to perform the TSA Services in the manner that they were provided prior to the Effective Date, and will use its commercially reasonable efforts to make available, as reasonably and timely requested by the Service Provider, sufficient resources and timely decisions, approvals and acceptances so that the Service Provider may perform its obligations under this Agreement in a timely and efficient manner. Service Provider shall furnish Service Recipient with access to the Service Provider's books and records under this Agreement in a manner consistent with Section 6.4 of the Acquisition Agreement. To the extent that the parties continue to lease or sublease to any Service Recipient any real property, premises, facilities, furniture, equipment, hardware, infrastructure and networks in accordance with Section 2(c) hereof, the lessee or sublessee, as the case may be, shall have reasonable access to such leased or subleased property as is necessary to conduct its business or perform its obligations under this Agreement or the Related Agreements.

            (i) ACQUISITION AGREEMENT MATTERS. Notwithstanding anything to the contrary contained herein or in the Acquisition Agreement, each party's obligations under Sections 1.1, 1.3 and 1.5 of Section 6.22 of the Sellers Disclosure Letter to the Acquisition Agreement shall cease upon the Closing.

            (j) CERTAIN ACTIVITIES.

                  (i) SEPARATION AND SEGREGATION.

                        (A) To the extent that, prior to the Effective Date,
            Parent has not completed separation and/or segregation of the operations of the Acquired Subsidiaries from the operations of Sellers and Affiliates of Sellers or separation and/or segregation of all personal, private, health or financial information about individual policyholders, customers, consumers or benefits recipients related to the Business carried on by the Acquired Subsidiaries from any other information of Sellers or Affiliates of Sellers, whether by physical or logical separation of such data and information and/or by the use of contractual, administrative, technical and/or physical oversights, mechanisms and processes: (1) Parent shall make the completion of such separation and/or segregation its highest priority under this Agreement, (2) Parent's performance of such separation and/or segregation activities shall be of high quality and shall be conducted in the same manner as if Parent were performing such activities for a Parent Affiliate, (3) such lack of completion shall not affect the level or quality or cost of performance of the Parent Services or Additional Services or Parent's obligations pursuant to the Related Agreements, and (4) such separation and segregation shall be completed in such a manner so that the Business carried on by the Acquired Subsidiaries will, at and immediately after such separation and segregation has been completed, comply with (a) all applicable Law with respect to privacy of such data and information and (b) any applicable policies of, or promises made to policyholders, customers, consumers or benefit recipients of, any of the Acquired Subsidiaries, Parent or Sellers with respect to privacy of such data and information.

                        (B) To the extent that any Losses arise out of or are
            caused by a claim that relates to a failure to complete, prior to the Effective Date, separation and/or segregation of the Acquired Subsidiaries' operations and data from the operations and data of Parent and its Affiliates that arises out of the transactions contemplated by the Acquisition Agreement, the parties shall equally share such Losses. For the avoidance of doubt, to the extent any Losses arise out of a failure by Parent or Purchaser to properly separate and segregate such operations and data in accordance with the standards set forth in Section 2(j)(i)(A)(4) hereof (whether done prior to or following the Effective Date), such Losses shall be subject to indemnification under Sections 12(a)(ix) and 12(b)(vii) hereof.

                        (C) To the extent that any ambiguity arises with respect
            to whether a particular activity constitutes a TSA Service or a separation and/or segregation activity, such dispute shall be resolved in accordance with Section 11(b) hereof on an expedited basis.

                  (ii) TRANSITION PLANNING. To the extent not completed prior to the Effective Date, Parent and Purchaser shall cooperate with Purchaser with regard to planning the transition and migration of the Business (including the data, systems, operations, and administration) to Purchaser.

      SECTION 3. LIMITATIONS ON TSA SERVICES.


            (a) SCOPE OF REQUIRED TSA SERVICES BY PARENT. Except as otherwise provided herein, Parent shall only be required to provide (or cause to be provided) the Parent Services to the extent that the Acquired Subsidiaries' business is conducted in substantially the same manner (inclusive of any organic growth to such business) it was conducted immediately prior to the Effective Date.

            (b) SCOPE OF REQUIRED TSA SERVICES BY PURCHASER. Purchaser shall only be required to provide, or cause to be provided, the Acquired Subsidiaries Services to the extent that the applicable business of Parent and its Affiliates is conducted in substantially the same manner (inclusive of any organic growth) it was conducted immediately prior to the Effective Date.

            (c) NO PERFORMANCE REQUIRED UNDER CERTAIN CIRCUMSTANCES. No Service Provider shall be required to provide any TSA Service (or portion thereof) to the extent performance of such TSA Service (or portion thereof) would require it to violate (i) any applicable Law, (ii) any executed written agreement in effect as of the Effective Date between such Service Provider and a non-affiliated third party or (iii) changes in such Service Provider's Policies and procedures to the extent changes are made (A) after the Effective Date and (B) to comply with Law, to respond to a new legal or regulatory issue or to respond to a security threat (each an "Excusable Circumstance"). Each Service Provider shall notify the Service Recipient of any Excusable Circumstance and shall cooperate in providing alternative services that provide the same benefits and same level and quality of performance as the TSA Service (or any portion thereof) that could not be performed because of the Excusable Circumstance. Payment obligations for any increases in cost resulting from the provision of such alternative services shall be subject to the provisions of Section 10 hereof. Notwithstanding the foregoing, the provision of all TSA Services (except for Additional Services) by each Service Provider is deemed to comply with such Service Provider's Policies and procedures in effect as of the Effective Date.

            (d) NO OBLIGATION TO HIRE. No Service Provider shall be obligated to hire any additional employees, maintain the employment of any specific employee or acquire additional equipment or software to provide the TSA Services, perform knowledge transfer activity pursuant to Section 2(a)(iv) hereof, or perform any activities pursuant to Section 2(j) hereof; provided, that it maintains the level, quality and costs of the TSA Services and/or such knowledge transfer and other activities.

            (e) RESTRICTIONS ON WORK PRODUCT. Each party, as Service Provider, will promptly provide an Operations Notice to the other party, as Service Recipient, of any material restrictions, terms and conditions on Service Recipient's rights in work product, services and deliverables provided as any part of the TSA Services by a Subcontractor that is not an Affiliate Subcontractor which would be otherwise be enjoyed by the Service Recipient if such service were provided hereunder directly by Parent or Purchaser.

            (f) CONSENTS. To the extent not completed prior to the Effective Date, Parent shall use commercially reasonable efforts to negotiate and obtain all consents with respect to the Certain IP Agreements, with Purchaser's participation, cooperation and approval and at Purchaser's expense. To the extent that Purchaser does not approve of any consent arrangement and pricing proposed by Parent for approval by Purchaser, Purchaser shall take over the negotiation from Parent and shall complete same at Purchaser's expense (except with respect to consents required solely to provide the Acquired Subsidiaries Services, which shall be at Parent's expense). To the extent that Purchaser is unable to obtain a proposal for a consent arrangement with respect to any Certain IP Agreement, Parent shall obtain acceptable alternative arrangements, with Purchaser's participation, cooperation and approval and at Purchaser's expense (except with respect to consents required solely to provide the Acquired Subsidiaries Services, which shall be at Parent's expense). To the extent that Purchaser does not approve of any such alternative arrangement, including pricing therefor, Purchaser shall take over the negotiation from Parent and shall complete same, at Purchaser's expense. Parent shall bear all costs in connection with obtaining such consents or providing such acceptable alternative arrangements with respect to Acquired Subsidiaries Services. Purchaser shall bear all costs in connection with obtaining such consents or providing such acceptable alternative arrangements with respect to Parent Services, provided that Parent has, within ninety (90) days of the execution of the Acquisition Agreement, identified the applicable necessary consent to Purchaser. With respect to consents required to provide the Parent Services, which consents relate to agreements that Parent did not provide to Purchaser within ninety (90) days of the date of the Acquisition Agreement or with respect to any consents required solely to provide the Acquired Subsidiaries Services, Parent shall bear all responsibility, liability and expense related thereto.

            (g) NO OBLIGATION OF PARENT TO PROVIDE CERTAIN SERVICES. Notwithstanding anything to the contrary set forth herein, Parent shall have no obligation to provide investment management services to the Acquired Subsidiaries under this Agreement.

      SECTION 4. STANDARDS OF TSA SERVICES, REVIEW PROCEDURES AND PENALTIES.

            (a) STANDARDS OF TSA SERVICES. The TSA Services shall be provided in accordance with applicable Law and the Service Provider's Policies and procedures in a good and workerlike manner and, at a minimum, at the level and quality at which the TSA Services were provided prior to the Effective Date. In instances where TSA Services were provided in accordance with service level agreements or targets in effect immediately prior to the Effective Date, such service level agreements or targets shall continue to apply to the TSA Services provided hereunder, including any such service level agreements or targets set forth in agreements between Parent or a Parent Affiliate and an Acquired Subsidiary that are terminated as part of the transaction contemplated by the Acquisition Agreement and the Related Agreements.

            (b) IMPROVEMENTS IN TSA SERVICES.

                  (i) If, due to a change in Law or a change in the Service Provider's Policies and procedures in accordance with Section 10 hereof, a Service Provider improves the level and/or quality at which any service that is provided to any Affiliate of Service Provider hereunder, then each Affiliate of Service Recipient that receives the same TSA Services hereunder shall receive at least the same increased level and/or quality of service as the Service Provider's Affiliates receiving the service that is the same as a TSA Service, and Service Recipient shall pay the share of its Affiliates receiving the TSA Service of any costs associated with such increase, calculated using the same methodology used to determine the costs paid by the Service Provider's other Affiliates that are recipients of such service. If Purchaser, the Acquired Subsidiaries, their Affiliates, or the Joint Ventures are the recipients of such TSA Service, the costs associated with such increase shall be at the same discounted rates as were applied to charges payable by the Acquired Subsidiaries as of the date of execution of the Acquisition Agreement.

                  (ii) The Service Recipient may request that the Service Provider improve the level and/or quality at which the Services are provided, and the Service Provider shall reasonably consider providing such Service level and/or quality, on mutually agreed terms and pricing; provided, that the Service Provider must provide any such increased level and/or quality that the Service Recipient requires due to a change in Law that is only applicable to the Service Recipient (or its Affiliates), so long as the Service Recipient agrees to bear all costs of such increase, which cost shall be calculated on a "time and materials" basis.

            (c) REPORTS. Each Service Provider shall provide or cause its applicable Subcontractors to provide to the Service Recipient or the Affiliates designated by such Service Recipient the same reports that it provided immediately prior to the Effective Date (the "Reports"), in the same form as provided immediately prior to the Effective Date.

            (d) FAILURE TO MEET STANDARDS FOR SERVICES, INABILITY TO PERFORM, ERRORS. If a Service Recipient provides its corresponding Service Provider with an Operations Notice of any failure to meet any standard of TSA Services required by this Agreement ("Service Shortfall"), as determined by such Service Recipient in good faith, the Service Provider shall promptly rectify such failure at its own expense, using commercially reasonable efforts. All significant Service Shortfalls shall be rapidly and timely escalated pursuant to
Section 11(b) hereof. If a Service Provider is unable to provide the TSA Services (other than as otherwise expressly allowed under this Agreement) even if such inability is due to a Force Majeure Event, such Service Provider will cooperate in obtaining an alternative source of services as promptly as practicable. If such inability is due to a Force Majeure Event, the parties shall share equally any incremental costs of such alternative source of services; in all other cases, the Service Provider shall be responsible for such incremental costs. Each Service Provider will promptly correct any errors in the TSA Services, in such manner and time frame as if the TSA Services were being provided to itself, at no additional cost to the Service Recipient.

            (e) FAILURE TO PROVIDE TSA SERVICES. To the extent that Service Provider or its Subcontractor fails to provide, or fails to timely provide, any TSA Service as required under this Agreement or fails to meet the applicable standard of service for any TSA Service as set forth herein, unless such failure resulted primarily from the act or omission of Service Recipient (even if such failure to provide TSA Services is excused by Force Majeure Events pursuant to
Section 14 hereof), then Service Recipient shall have no obligations or liability hereunder or under the Related Agreements for failure to meet its obligations hereunder or under the Related Agreements to the extent such failure is attributable to Service Provider's failure to meet the applicable standard of service until such time as Service Provider cures such failure to the extent required to enable Service Recipient to resume fulfilling such obligations hereunder or under the Related Agreements.

      SECTION 5. SUBCONTRACTORS.

            (a) RIGHT TO SUBCONTRACT. Each Service Provider reserves the right to subcontract the performance of any of the TSA Services to another provider, including third parties and the Service Provider's Affiliates, (each, a "Subcontractor"), provided that such Service Provider shall always remain responsible for (i) the performance of all TSA Services in accordance with the service levels, quality and costs set forth herein and (ii) compliance by any Subcontractor with the terms and conditions of this Agreement and for any acts or omissions of such Subcontractor. Any TSA Service provided by a Subcontractor will be provided on the same terms and conditions under which such Subcontractor provides any similar service, support, facility or other resource to Service Provider or its Affiliates generally. Each Subcontractor acting on behalf of a Service Provider shall perform in all respects in accordance with the terms hereof applicable to the Service Provider.

            (b) AFFILIATE SUBCONTRACTORS. Unless prohibited by Law or a new legal or regulatory issue, each Service Provider shall cause any Subcontractor that is also an Affiliate of such Service Provider to waive any existing, restriction or constraint on its work product, any requirement for consent, and any other term of service or performance (and shall not impose any other new term) that is more onerous than that which is currently in place for services substantially like the TSA Services or that are agreed by Parent or Purchaser hereunder for services, support, facilities, and other resources provided directly by either to the other (each such unprohibited Subcontractor, an "Affiliate Subcontractor").

      SECTION 6. CONSIDERATION FOR SERVICES; FEE DISPUTE RESOLUTION.

            (a) CONSIDERATION. In full consideration for the Service Provider providing, or causing to be provided, the TSA Services, performing, or causing to be performed, any activities pursuant to Section 2(j) hereof, and any and all rights granted or obligations undertaken hereunder, the Service Recipient shall pay to the Service Provider, and reimburse the Service Provider for, each of the following:

                  (i) the Fees for the first twelve (12) months following the Effective Date for TSA Services being provided in the United States and the first eighteen (18) months after the Effective Date for TSA Services being provided outside of the United States, with respect to any TSA Service that (A) is not an Additional Service and (B) was provided during the Pre-Closing Period. "Fees" means collectively: (I) the price, if applicable, for the equivalent of such TSA Service set forth on the 2005 Price Lists set forth as part of Schedule 6(a)(i) hereto, multiplied by the applicable number of units used during the month, if applicable; (II) if subsection (I) does not apply, the price, if applicable, for the equivalent of such TSA Service that was charged during 2005 prior to the Effective Date by Parent or its Affiliates that are not Acquired Subsidiaries to the Acquired Subsidiary or Joint Venture receiving the TSA Service; or (III), if neither subsection (I) nor subsection (II) applies, the price (including fixed costs and variable costs) for such TSA Service or activity to be fairly inferred from the budgets set forth as part of
      Schedule 6(a)(i) hereto. At the end of each three (3) calendar month period during the Term following the Effective Date (or more frequently, upon mutual agreement), the parties shall determine what reductions, if any, in the Fees are appropriate (including any mutually agreed upon retroactive adjustments), given the TSA Services terminated during the preceding three (3) calendar month period or during the three (3) calendar month period since reductions were last determined in accordance with this Section 6(a)(i), in each case subject to the limitations of Section 6(b).

                  (ii) at the end of each three (3) calendar month period following the end of the first twelve (12) months after the Effective Date for TSA Services being provided in the United States (which shall additionally include the stub period of the remainder of the month in which this Agreement is executed if the Effective Date is other than the first day of the month), and at the end of each three (3) calendar month period following the end of the first eighteen (18) months after the Effective Date for TSA Services being provided outside of the United States (which shall additionally include the stub period of the remainder of the month in which this Agreement is executed if the Effective Date is other than the first day of the month), the then-existing Fees shall increase by two percent (2%). In the event that the term for TSA Services being provided to a location outside the United States is extended for an additional twelve (12) months from thirty (30) to forty-two (42) months pursuant to Section 7(a)(i)(A) hereof, the then-existing Fees shall increase by three percent (3%) at the end of each three (3) month period during such twelve (12) month extension; provided further that any increase in Fees in accordance with this Section 6(a)(ii) hereof shall not apply with respect to any TSA Service for which Service Recipient's continued requirement of such TSA Service is materially caused by Service Provider's failure to meet any existing service levels applicable pursuant to Section 4(a) or timely perform such TSA Service as contemplated in
      Section 7(a)(i)(B) hereof for the then-current three (3) month Fee escalation period. The foregoing increase in Fees shall continue without effect for each successive three (3) month Fee escalation period during which such failure or causation is continuing at the commencement thereof and upon cure of such failure or causation, the increase in Fees shall not be cumulative for periods when such failure or causation was continuing;

                  (iii) all charges for any TSA Services provided by a Subcontractor that is not an Affiliate Subcontractor; provided, that such charges shall be on a pass-through basis without any additional charge by each Service Provider. All charges for TSA Services provided hereunder by an Affiliate Subcontractor will be calculated in accordance with Section 6(a)(i)hereof;

                  (iv) one-half of all costs relating to physical and technological separation and/or segregation of operations and data, including all charges for any Subcontractor; provided, that such Subcontractor charges and any other third party costs shall be on a pass-through basis without any additional charge by each Service Provider;

                  (v) any incremental costs incurred by the Service Provider to
      (A) take steps to maintain its current level of security that are required as a result of its provision of any TSA Services that were not provided to Service Recipient during the Pre-Closing Period and (B) provide security for Additional Services. The Service Provider shall pay any incremental costs required to maintain its current level of security with respect to the provision of any service that was provided during the Pre-Closing Period and is provided hereunder as a TSA Service;

                  (vi) compensation for any Additional Service that is not a Required Additional Service shall be in accordance with Section 2(b)(ii), and the compensation for any Required Additional Service shall be in accordance with Section 2(b)(i); and

                  (vii) all of the Service Provider's reasonable out of pocket expenses in connection with the provision of TSA Services by Service Provider or receipt of TSA Services by Service Recipient (e.g., travel expenses); provided, that all such out of pocket expenses shall be in accordance with the Service Recipient's travel policies (to the extent that the applicable Policies were made known to Service Provider prior to incurring the applicable expense), and, provided, further, that out of pocket expenses in excess of (A) fifteen thousand dollars ($15,000) for a single expense or (B) one hundred thousand dollars ($100,000) for aggregate expenses in a given month will not be incurred without the prior written approval of the Service Recipient.

            (b) LIMITATIONS ON CONSIDERATION. Notwithstanding any provision to the contrary in Section 6(a) hereof:

                  (i) Parent shall bear any costs incurred due to termination penalties (including "kill fees") or penalties resulting from decreases in volume incurred during the Term of this Agreement under any agreements that Parent or any of its Affiliates has with any non-Affiliate third party;

                  (ii) To the extent that Parent's cost to provide any TSA Service increases due to hiring new personnel for procurement (also known as "P-2-P"), travel and entertainment expenses, human resources, e-mail, and job postings, Parent shall bear such increase in cost during the first and third full six (6) calendar-month periods of this Agreement, and Purchaser shall bear such increase in cost during the second and fourth full six (6) calendar-month periods of this Agreement; provided that the first full six (6) month period shall additionally include the stub period of the remainder of the month in which this Agreement is executed if the Effective Date is other than the first day of the month. In the event that the term for such services continues past twenty four (24) months, the party obligated to bear such increase in cost will alternate every three
      (3) calendar months.

            (c) PAYMENT. For each country in which a Subcontractor that is an Affiliate of Service Provider directly or indirectly provides TSA Services to a recipient (either an Affiliate of Service Recipient or a Joint Venture) located in the same country: (i) such Subcontractor shall provide such recipient and Service Recipient with an accurate TSA Monthly Invoice for such TSA Services denominated in the local currency of such country, and (ii) such recipient shall remit payment to such Subcontractor in the local currency of such country. For each country in which a Subcontractor that is an Affiliate of Service Provider directly or indirectly performs activities pursuant to Section 2(j)(i) hereof for a recipient (either an Affiliate of Service Recipient or a Joint Venture) located in the same country: (i) the Service Provider shall provide such recipient and Service Recipient with an accurate TSA Monthly Invoice for such activities performed pursuant to Section 2(j)(i) hereof by such Subcontractor denominated in the local currency of such country, and (ii) such recipient shall remit payment to such Subcontractor in the local currency of such country; provided that conversion of currency, if any, shall be in accordance with a methodology mutually agreed upon by the parties, which methodology, at a minimum, shall allow for modification as necessary of the applicable currency exchange rates on at least a monthly basis. For all other TSA Services and activities performed pursuant to Section 2(j)(i) hereof, Service Provider shall provide Service Recipient with an accurate TSA Monthly Invoice denominated in U.S. Dollars, and Service Recipient shall remit payment to Service Provider in U.S. Dollars. All TSA Monthly Invoices shall be provided by the fifteenth (15th) day of the month following the end of each calendar month (other than the calendar month that immediately follows the Effective
Date) for all applicable TSA Services rendered by the Service Provider during such month and any applicable activities performed pursuant to Section 2(j)(i) hereof by the Service Provider during such month. The parties acknowledge that there may be a lag in the submission of charges from third parties relating to the provision of TSA Services and performance of any activities pursuant to
Section 2(j)(i) hereof and that the Service Provider shall use its commercially reasonable efforts to obtain such Subcontractor or third party invoices, and to provide same to Service Recipient in a timely fashion. Payment of all undisputed amounts in each TSA Monthly Invoice shall be due and payable within sixty (60) days of receipt of such TSA Monthly Invoice.

            (d) FEE DISPUTE RESOLUTION. If a dispute arises as to any TSA Monthly Invoice, the Service Coordinators shall use their commercially reasonable efforts to reach an agreement with respect to such disputed amount. If the Service Coordinators are unable to agree upon a resolution of the dispute within ten (10) Business Days after the Service Coordinators have conferred, then the dispute shall be settled in accordance with Section 11(a) hereof.

            (e) SALES TAXES. All consideration under this Agreement, is exclusive of any sales, transfer, value-added, goods or services tax or similar gross receipts based tax (including any such taxes that are required to be withheld, but excluding all other taxes including taxes based upon or calculated by reference to income, receipts or capital) imposed against or on services provided ("Sales Taxes") by the Service Provider hereunder and such Sales Taxes will be added to the consideration where applicable. Such Sales Taxes shall be separately stated on the relevant invoice to the Service Recipient. All taxable goods and services for which Service Recipient is compensating, or reimbursing, Service Provider shall be set out separately from non-taxable goods and services, if practicable. The Service Recipient shall be responsible for any such Sales Taxes and shall either (i) remit such Sales Taxes to the Service Provider (and the Service Provider shall remit the such amounts to the applicable taxing authority) or (ii) provide the Service Provider with a certificate or other acceptable proof evidencing an exemption from liability for such Sales Taxes. In the event Service Provider fails timely to invoice Sales Taxes on taxable goods or services covered by this Agreement, Service Provider shall notify Service Recipient in a timely manner and Service Recipient shall remit such Sales Taxes to Service Provider, provided, however, that Service Recipient shall not be responsible for the payment of any additions to such Sales Taxes, including penalties and interest imposed due to a failure by Service Provider to remit or cause to be remitted such Sales Taxes in a timely manner to the appropriate taxing authority, unless such failure relates to the failure of the Service Recipient to pay to Service Provider the amount of the Sales Taxes properly invoice in accordance with the terms herein.

            (f) NO OFFSET. In no event shall a Service Recipient offset any amounts due hereunder by amounts owed to it hereunder as a Service Provider.

            (g) TSA RECORDS. The Service Provider (i) shall maintain, and cause its Subcontractors to maintain, true and correct records of all receipts, invoices, reports and other documents relating to the TSA Services rendered hereunder (the "TSA Records") in accordance with its standard accounting and document retention practices and procedures, which practices and procedures are employed by the Service Provider in its provision of TSA Services or in its provision of the same services to Affiliates of Service Provider and (ii) on an annual basis timely provide any documentation reasonably required by auditors or required by Law to the extent applicable to the TSA Services provided. The Service Provider shall also provide on an annual basis any additional documentation reasonably requested by Service Recipient to the extent applicable to the TSA Services and any activities performed pursuant to Section 2(j) hereof; provided, however, that Service Recipient shall pay any third party costs incurred by Service Provider in connection with the provision of such additional documentation; provided further, that Service Recipient shall only pay a pro rata share of such third party costs if Service Provider or any Affiliate of Service Provider also requested or uses such additional documentation at the same time as Service Recipient. Service Provider shall provide, or cause to be provided, to the Service Recipient reasonable access to the Service Provider's TSA Records, consistent with Section 6.4(e) and Section 6.4(f) of the Acquisition Agreement.

            (h) AUDIT.

                  (i) Audit of Parent by Purchaser.

                        (A) Subject to any applicable Law, Parent shall permit
            Purchaser and its representatives to have reasonable access and support, subject to all terms and conditions of this Agreement (including confidentiality) during regular business hours and upon reasonable advance notice, to Parent's facilities, relevant personnel and records (or the relevant facilities, personnel and records of its Affiliates) concerning the TSA Services, solely to verify the existence, adequacy, testing and performance of Parent's controls for the processes relating to the TSA Services; such verification shall be conducted utilizing as a base the Parent Self-Assessment and Operational Risk framework in existence as of the Effective Date.

                        (B) Within thirty (30) days of the Effective Date,
            Parent shall provide to Purchaser copies of the Self Assessment Control Sheets or other equivalent documentation for the processes that relate to each Parent Service ("SACS") as of March 31, 2005, and Parent shall identify to Purchaser each Parent Service(s) to which the applicable SACS relate. Within fifteen (15) days following Purchaser's receipt of the foregoing SACS, Purchaser shall provide to Parent a list of those SACS for which Purchaser requires further testing in order to attest to the adequacy of its internal controls (the "Additional Audit List").

                        (C) Within sixty (60) days of the Effective Date, Parent
            shall deliver to Purchaser copies of the SACS as of June 30, 2005. Within thirty (30) days following the end of each subsequent quarter, Parent shall deliver to Purchaser copies of the SACS prepared as of the end of such quarter. In each case, Parent shall identify to Purchaser each Parent Service(s) to which the applicable SACS relate. Within fifteen (15) days following receipt of each such SACS, Purchaser shall provide Parent with an Additional Audit List detailing: (I) tests performed by Parent during the immediately prior quarter that were not conducted in accordance with the relevant SACS, and (II) changes in Parent's testing standards enacted during the prior quarter, in each case, for which Purchaser requires further testing in order to attest to the adequacy of its internal controls.

                        (D) Within fifteen (15) days following the delivery of
            an Additional Audit List, Parent shall: (I) identify for Purchaser those requirements of the Additional Audit List that Parent will perform that do not require discussion between the parties before such tests can be performed or enacted; (II) inform Purchaser of those requirements of the Additional Audit List that will require additional discussion between the parties before such tests can be performed or enacted; and (III) inform Purchaser of the requirements of the applicable Additional Audit List for which Parent requires validation from Purchaser's external auditors. Purchaser shall promptly provide relevant documentation, if any.

                        (E) Promptly following the receipt of any applicable
            documentation from Purchaser's external auditors pursuant to subsection (D), above, Parent and Purchaser (including any relevant external advisors) shall meet to review and discuss the Additional Audit List, and to reasonably negotiate a plan to address the Additional Audit List. All steps necessary to implement such plan will be at Purchaser's cost. With respect to cases where Parent and Purchaser cannot (using commercially reasonable efforts) agree whether a requirement of the Additional Audit List, or a proposed solution to a requirement, is reasonable then, upon Purchaser's request and at Purchaser's cost, Parent shall provide Purchaser with a SAS-70 Type II report that addresses the relevant requirements of the Additional Audit List.

Each time period set forth in subsections (B), (C) and (D), above, may be extended upon mutual agreement of the Service Coordinators.

                  (ii) Audit of Purchaser by Parent. Subject to any applicable Law, Purchaser shall permit the Parent and its representatives to have reasonable access, subject to all terms and conditions of this Agreement (including confidentiality) during regular business hours and upon reasonable advance notice, to Purchaser's facilities, relevant personnel and records (or the relevant facilities, personnel and records of its Affiliates) concerning the TSA Services, solely to verify the existence, adequacy, testing and performance of Purchaser's internal controls for the processes relating to the preparation of financial results.

                  (each of (i) and (ii) above, a "TSA Audit")

                  (iii) If a TSA Audit reveals a deficiency that is material as applied to Service Recipient, its Affiliates or joint ventures in a given country, but is not material as applied to Service Provider, the parties shall promptly meet to develop a mutually-agreeable commercially reasonable plan to correct such deficiency. Once such plan is agreed, its implementation shall be a Required Additional Service, and shall receive Service Provider's highest priority under this Agreement. All costs of the foregoing activities shall be paid by the Service Recipient.

                  (iv) If a TSA Audit reveals a deficiency that is material as applied to Service Provider and Service Recipient, Service Recipient shall pay its share of any costs associated with such the correction of such deficiency, calculated using the same methodology used to determine the costs paid by the Service Provider's other Affiliates to which such deficiency applies. The development and implementation of the plan to correct such deficiency will be addressed by Service Provider as a matter of high priority.

      SECTION 7. TERM AND TERMINATION.

            (a) PERIOD OF SERVICES.

                  (i) Except with regard to TPC Services and Additional Services, the Service Provider hereby agrees to provide or cause to be provided the TSA Services for the period of time beginning on the Effective Date and ending, in the case of TSA Services being provided to a location within the United States, twenty-four (24) months thereafter (the "U.S. Term"), and, in the case of TSA Services being provided to a location outside of the United States, thirty (30) months thereafter (the "International Term" and, together with the U.S. Term, the "Term"), unless such service is earlier terminated as provided herein. Unless Purchaser and Parent mutually agree otherwise, the Service Provider shall have no obligation to provide, and the Service Recipient shall have no right to receive, the TSA Services beyond the expiration of the Term, except or to the extent that (A) Purchaser or Parent becomes aware, at any time during transition planning prior to the Effective Date of any material issues not known to Purchaser prior to the execution of the Acquisition Agreement that would materially delay the transition, integration or migration of the TSA Services outside the United States (and in Parent's case, Parent shall promptly disclose such material issues to Purchaser), in which case the term for TSA Services outside the United States shall be extended from thirty (30) months to forty-two (42) months or (B) Parent's failure to meet the standards of Section 4 hereof or to timely perform any TSA Service or any activities pursuant to Section 2(j) hereof materially delays the migration, integration or transition in which case the relevant Term shall be extended to account for such delay.

                  (ii) The Term of any Additional Services shall be determined on a case-by-case basis as mutually agreed by Parent and Purchaser.

                  (iii) Each TPC Service shall continue until the earliest of the following dates to occur: (A) the time period required under the TPC TSA for the provision of such TPC Services, (B) termination of such service in accordance with the TPC TSA, (C) termination of the TPC TSA in accordance its terms, or (D) termination of this Agreement.

                  (b) TERMINATION OF INDIVIDUAL TRANSITION SERVICES. Any individual TSA Service (including any TSA Service that is part of a consolidated description on Schedule 2(a) hereof) may be terminated by Service Recipient in accordance with this Section 7(b) or by either party in accordance with Section 7(c) hereof. The termination of any individual TSA Service in accordance with this Section 7(b) shall not terminate any other TSA Service or terminate this Agreement with respect to any other TSA Service or any other service or activity provided hereunder. Service Recipient may terminate a TSA Service, for any reason or no reason, and shall terminate a TSA Service for which it has completed the transition or replacement thereof, by providing to Service Provider an Operations Notice describing the TSA Service to be terminated and setting forth the termination date, not fewer than thirty (30) days prior to the proposed termination date (unless such TSA Service is an Additional Service and the parties have explicitly provided for an alternate means of termination, in which case such alternate means shall be followed). Upon such termination date, charges for such terminated TSA Service shall cease to accrue, but the Service Recipient shall continue to be responsible for the costs of any other TSA Services being provided hereunder. It is expressly understood that (i) so long as the required Operations Notice is given in accordance with this Section 7(b), Purchaser shall have no obligation to pay for any "early-termination" or "kill fee" costs, or penalties for volume decreases or other expenses payable to third parties (including Subcontractors) or incurred internally by Parent as a result of the termination of any TSA Service in accordance with the terms of this
Section 7(b), and (ii) the termination of an individual TSA Service for which
Schedule 6(a)(i) sets forth a fixed cost shall not relieve the Service Recipient of its responsibility for any remaining fixed costs calculated in accordance with Schedule 6(a)(i).

                  (c) TERMINATION OF AGREEMENT.

                           (i) Either party (in this context, a "Terminating Party") may terminate this Agreement (or with respect to Section 7(c)(i)(A) hereof, an individual TSA Service(s)) with immediate effect by providing an Administration Notice and an Operations Notice to the other party (in this context, the "Non-Terminating Party") upon or at any time after the occurrence of any of the following events:

                                    (A) The Non-Terminating Party is in default
                  of any of its material obligations under this Agreement or of any of its material obligations with respect to an individual TSA Service;

                                    (B) The Non-Terminating Party shall commence
                  a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; and

                                    (C) An involuntary case or other proceeding
                  shall be commenced against the Non-Terminating Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days, or an order for relief shall be entered against the Non-Terminating Party.

                  (d) EFFECT OF TERMINATION; RETURN OF MATERIALS. As promptly as practicable upon termination of this Agreement, or, if applicable, upon earlier termination of any particular TSA Service or completion of any particular activity pursuant to Section 2(j) hereof (i) each party will return to the other party all materials and property in its possession or control (or the possession or control of an Affiliate) which is owned by or licensed to such other party or its Affiliates, and (ii) Service Provider shall promptly archive and/or purge from its Systems in accordance with its then-current Policies and procedures (and shall purge or cause to be purged from the systems of Service Provider's Subcontractors, as the case may be) all Service Recipient Materials that are no longer needed for the performance of other TSA Services under this Agreement or activities pursuant to Section 2(j) hereof and shall deliver such Service Recipient Materials and a true, complete and current copy of the applicable Service Provider Licensed Materials to Service Recipient in accordance with
Section 13(e) hereof.

         SECTION 8. TRANSITION PROJECT MANAGEMENT.

                  (a) SERVICE COORDINATOR. Each of the Parent and the Purchaser shall appoint a representative to act as the primary contact person with respect to the performance of the TSA Services (each, a "Service Coordinator"). The initial Service Coordinators, including relevant contact information (including business addresses, email addresses, telephone numbers and facsimile numbers), are set forth on Schedule 8(a). Schedule 8(a) shall also include the name and relevant contact information for each Service Coordinator's backup, who shall perform the Service Coordinator's duties if the Service Coordinator is not available. Each party may replace its Service Coordinator (or the backup Service Coordinator) with an employee or officer with comparable knowledge, expertise and decision-making authority after reasonable consultation with the other party as to the proposed replacement by providing an Operations Notice, and such change shall be effective upon the other party's receipt of such Operations Notice.

                  (b) TSA CONTACTS. Each of the Parent and the Purchaser shall designate one financial and one legal contact who have knowledge of this Agreement to assist the applicable Service Coordinator. Contact information for each party's initial TSA Contacts (including business addresses, email addresses, telephone numbers and facsimile numbers), are set forth on Schedule 8(b). Each party may replace its TSA Contacts with an employee or officer with comparable knowledge, expertise and decision-making authority after reasonable consultation with the other party as to the proposed replacement by providing an Operations Notice, and such change shall be effective upon the other party's receipt of such Operations Notice.

         SECTION 9. RELATIONSHIP BETWEEN THE PARTIES. The relationship established between the parties under this Agreement shall be that of independent contractors, and nothing in this

Agreement shall cause the relationship between the Service Provider and the Service Recipient to be deemed to constitute an agency, partnership or joint venture. The terms of this Agreement are not intended to constitute a joint employer for any purpose between any of the parties and their Affiliates. Each of the parties agrees that the provisions of this Agreement as a whole are not intended to, and do not, constitute control of the other party (or any Affiliates thereof) or provide it with the ability to control such other party (or any Affiliates thereof), and each party hereto expressly disclaims any right or power under this Agreement to exercise any power whatsoever over the management or policies of the other (or any Affiliates thereof). Except as otherwise expressly set forth herein, neither the Service Provider nor the Service Recipient shall incur any liability with respect to the financial obligations of the other party under this Agreement. Each party shall be solely responsible under this Agreement for staffing, instructing and compensating its personnel who perform such TSA Services.

         SECTION 10. CHANGES.

                  (a) CHANGES IN SERVICES. Each Service Provider may change (x) its Policies and procedures or the Policies and procedures of those of its Affiliates that are providing TSA Services hereunder, (y) Subcontractors, or (z) the location from which any TSA Service is provided at any time (each, a "Change") subject to the following conditions:

                           (i) No Change shall affect the level or quality or, except as expressly provided herein, the cost to Service Recipient of performance of the TSA Services provided by such Service Provider.

                           (ii) To the extent that a Change was required in order to comply with a change in Law, a new legal or regulatory issue or to respond to a security threat, Service Recipient shall pay its share of any costs associated with such Change, calculated using the same methodology used to determine the costs paid by the Service Provider's other Affiliates that are recipients of such service. If the Acquired Subsidiaries, their Affiliates or the Joint Ventures are the Service Recipients of such TSA Services, the costs associated with such increase shall be at the same discounted rates as were applied to charges payable by the Acquired Subsidiaries as of the date of the Effective Date. Notwithstanding the foregoing, at Service Recipient's request the parties will use commercially reasonable efforts to find ways to isolate the Service Recipient, at Service Recipient's expense, from any such Change and allow the Service Recipient to opt out from such Change; provided, that the Service Provider does not incur any costs in connection therewith.

                           (iii) To the extent that a Change in Subcontractor or a Change in the location from which any TSA Service is provided will affect the Service Recipient solely or primarily, the Service Provider shall provide the Service Recipient with a reasonable prior Operations Notice of such Change.

                           (iv) Service Provider shall provide notice of changes to its Policies and procedures to Service Recipient in the same manner as Service Provider provides notice of such changes to applicable Affiliates.

                  (b) CHANGES IN SECURITY. Other than a Change under Section 10(a)(ii), any Service Provider may take physical or information security measures that affect the manner in which TSA Services are provided, so long as
(i) the substance, service, security and quality levels of any affected TSA Services are not reduced below the levels in effect prior to the Effective Date, and (ii) the costs payable by the Service Recipient remain the same or less, and
(III) the Service Recipient is promptly notified in writing of such measures and the anticipated affect on the TSA Services.

                  (c) CHANGES IN FEES. The parties acknowledge that the Fees for the TSA Services are based on current volumes plus organic growth. In the event a Service Recipient expands its business through acquisition or other similar means (e.g., excluding organic growth), the Service Provider shall give good faith consideration to providing the TSA Services to the acquired business, except that any TSA Service that increases in volume as a result of the Copeland Acquisition shall be provided by Service Provider at such increased volume and the Fees for such increased volume shall be calculated in accordance with the methodology for accounting for organic growth of such TSA Service.

         SECTION 11. DISPUTE RESOLUTION.

                  (a) RESOLUTION BY THE SERVICE COORDINATORS. If any dispute shall arise between the parties under this Agreement (excluding any dispute regarding the amount of any TSA Monthly Invoice, as to which the provisions of
Section 6(d) hereof shall apply), whether such dispute arises before or after the termination of this Agreement, such dispute shall be submitted for resolution by the Service Coordinators in accordance with this Section 11. In the event of such a dispute, the party raising the problem shall submit an Operations Notice thereof in writing to the Service Coordinators.

                  (b) DISPUTE ESCALATION.

                           (i) If the Service Coordinators are unable to resolve a dispute within five (5) Business Days after the dispute has been referred to them pursuant to Section 11(a) (or such other time period as the Service Coordinators may agree upon or if the terms of this Agreement otherwise provide), the dispute shall be referred to referred to a senior executive of each of Parent and the Purchaser (each, a "Senior Executive"); each party's initial Senior Executives, including relevant contact information, are set forth on Schedule 11(b)(i). Each party may replace its Senior Executive with an employee or officer with comparable knowledge, expertise and decision-making authority by providing an Administration Notice and an Operations Notice, and such change shall be effective upon the other party's receipt of such Administration Notice and Operations Notice.

                           (ii) If the Senior Executives are unable to resolve a dispute within ten (10) Business Days after the dispute has been referred to them pursuant to Section 11(b)(i) (or such other time period as the Senior Executives may agree upon), the dispute shall be referred to a committee (the "Executive Committee"), which shall include at least one member of the senior management of each of Parent and Purchaser; each party's initial members of the Executive Committee, including relevant contact information, are set forth on Schedule 11(b)(i). Each party may replace one or more of its Executive Committee members with an employee or officer with comparable knowledge, expertise and decision-making authority by providing an Administration Notice and an Operations Notice, and such change shall be effective upon the other party's receipt of such Administration Notice and Operations Notice.

                           (iii) If the Executive Committee is unable to resolve the dispute within ten (10) Business Days after the dispute has been referred to it pursuant to Section 11(b)(ii) (or such other time period as the Executive Committee may agree upon) using good faith commercially reasonable efforts to resolve such disputes, either party shall be free to pursue its rights and remedies hereunder in any competent court permitted herein. Notwithstanding the foregoing, in the event of a dispute concerning significant Service Shortfalls, such dispute will be resolved pursuant to the escalation schedule set forth in Schedule 11(b)(ii) hereto.

                  (c) SPECIFIC PERFORMANCE AND OTHER EQUITABLE RELIEF. The parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine if any TSA Service, any knowledge transfer activity to be provided pursuant to Section 2(a)(iv) hereof, or any activity to be performed pursuant to Section 2(j) hereof is not performed for which Service Provider is the only reasonably available source of knowledge or expertise relating to such TSA Service, knowledge transfer activity to be provided pursuant to Section 2(a)(iv) hereof, or any activity to be performed pursuant to Section 2(j) hereof; provided that the term "reasonably available" in this Section 11(c) shall not apply to the costs associated with an alternate service provider, but shall otherwise apply including as to timing, quality of services and scope of services. Therefore, in addition to, and not in limitation of, any other remedy available to either party, Service Recipient shall be entitled to specific performance of only such TSA Services, knowledge transfer activities, or separation or segregation activities that meet the foregoing criteria and immediate injunctive relief, without the necessity of (i) proving the inadequacy of money damages as a remedy or (ii) posting a bond. Such remedies, and any and all other remedies provided for in this Agreement, shall, however, be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which either party may otherwise have. Notwithstanding anything to the contrary in this Agreement, without first complying with Section 11(a) hereof or Section 11(b) hereof, either party may seek immediate equitable relief in any competent court permitted under this Agreement for purposes of limiting or otherwise resolving a suspected (A) breach of a duty of confidentiality hereunder, (B) breach of security or (C) infringement of intellectual property rights by or through the other party (and may simultaneously bring any non-equitable but pendent claims that may otherwise be lost for failure to plead them at such time).

                  (d) GROUND FOR DISMISSAL. Except as set forth in the final sentence of Section 11(c) hereof, a party's failure to comply with the requirements of Section 11(a) or Section 11(b) hereof applicable under the circumstances before commencing a legal proceeding shall constitute cause for the dismissal without prejudice of such proceeding.

         SECTION 12. INDEMNIFICATION.

                  (a) INDEMNIFICATION BY SERVICE PROVIDER. Each party, as a Service Provider (in this context, an "Service Provider Indemnifying Party" and such party being an Indemnifying Party) agrees to indemnify and hold harmless the other party, each of its Affiliates, each of its Joint Ventures (where Purchaser is the party being indemnified and held harmless), and its and their respective officers, directors, employees, agents and representatives (each, a "Service Recipient Indemnified Party" and such party being an Indemnified Party), from any and all Losses to the extent arising out of or caused by any of the following: (i) any material breach by the Service Provider Indemnifying Party of any obligation set forth in this Agreement or in any certificate or other document delivered pursuant hereto; (ii) so long as the applicable TSA Service has not been modified or altered by Service Recipient (unless Service Provider (A) directed Service Recipient to perform the modification or alteration or (B) was aware that Service Recipient's modification or alteration would infringe any Intellectual Property right of any third party at or prior to the time such modification or alteration was made and did not inform Service Recipient of such infringement at or prior to the time such modification or alteration was made) infringement of any Intellectual Property right of any third party claimed or threatened against Service Recipient or Service Provider during the first eighteen (18) months of the Term; (iii) the Service Provider Indemnifying Party's failure to cooperate to obtain a consent from a third party after the Effective Date; (iv) with respect to Parent, Parent's failure to obtain a consent from a third party whose consent was needed in order for Service Provider to provide, or Service Recipient to receive, a TSA Service pursuant hereto and which Parent failed to identify within ninety (90) days of the execution of the Acquisition Agreement as a third party from which a consent was needed; (v) failure to obtain consents and approvals from any Governmental Authority; (vi) the Service Provider Indemnifying Party's material failure to comply with its privacy and security Policies or Law; (vii) the Service Provider Indemnifying Party's breach of its confidentiality obligations hereunder; (viii) the Service Provider Indemnifying Party's gross negligence or willful misconduct; and (ix) a failure on or after the Effective Date to separate and segregate the Acquired Subsidiaries' operations and data from the operations and data of Parent and its Affiliates that is such party's fault, unless otherwise addressed under Section 2(j)(i)(B) hereof.

                  (b) INDEMNIFICATION BY SERVICE RECIPIENT. Each party, as a Service Recipient (in this context, a "Service Recipient Indemnifying Party" and such party being an Indemnifying Party) agrees to indemnify and hold harmless the Service Provider and its and their the respective officers, directors, employees, agents and representatives (each, a "Service Provider Indemnified Party," and such party being an Indemnified Party), from any and all Losses to the extent arising out of or caused by any of the following: (i) the Service Recipient Indemnifying Party's willful misconduct or gross negligence; (ii) the acts or omissions of the Service Recipient Indemnifying Party except for such acts or omissions (A) required hereunder or (B) taken at the direction of the Service Provider Indemnified Party; (iii) the Service Recipient Indemnifying Party's material failure to comply with Law; (iv) acts taken by the Service Provider Indemnified Party at the Service Recipient Indemnifying Party's direction; (v) if the applicable TSA Service has been modified or altered by the Service Recipient Indemnifying Party (unless Service Provider (A) directed Service Recipient to perform the modification or alteration or (B) was aware that Service Recipient's modification or alteration would infringe any Intellectual Property right of any third party at or prior to the time such modification or alteration was made and did not inform Service Recipient of such infringement at or prior to the time such modification or alteration was made), infringement of any Intellectual Property right of any third party during the first eighteen (18) months of the Term; (vi) the Service Recipient Indemnifying Party's failure to cooperate to obtain a consent from a third party; and (vii) a failure on or after the Effective Date to separate and segregate the Acquired Subsidiaries' operations and data from the operations and data of Parent and its Affiliates that is such party's fault, unless otherwise addressed under Section 2(j)(i)(B) hereof.

                  (c) LIMITATION ON LIABILITY. Each party's liability (and any liability of a party's Affiliates) under this Agreement shall be limited to the greater of: (i) the aggregate value of Fees received by such party as Service Provider from Service Recipient or (ii) seven million five hundred thousand dollars ($7,500,000), but no such limitation shall apply to the indemnities set forth in Section 12(a) hereof or to consequential damages permitted pursuant to
Section 12(f) hereof.

                  (d) EXCLUSIONS. Notwithstanding anything contained in this Agreement to the contrary, in no event shall any Indemnifying Party be obligated under this Section 12 to indemnify an Indemnified Party otherwise entitled to indemnity hereunder in respect of any Losses to the extent that such Losses result from (i) the Indemnified Party's willful misconduct or gross negligence,
(ii) the acts or omissions of the Indemnified Party except for such acts or omissions (A) required hereunder or (B) taken at the direction of the Indemnifying Party, (iii) violation of Law by the Indemnified Party, or (iv) acts taken by the Indemnifying Party at the Indemnified Party's direction that could not have been refused or performed in a manner that avoided the injury which is the subject of the indemnification claim and where the Indemnified Party knew or should have known such act would cause the injury that is the subject of the indemnification claim.

                  (e) THIRD PARTY CLAIMS; PROCEDURES. Upon receipt by an Indemnified Party of a notice of any action, suit, proceedings, claim, demand or assessment made or brought by an unaffiliated third party (a "Third Party Claim") with respect to a matter for which such Indemnified Party is indemnified under this Section 12 which has or is expected to give rise to a claim for Losses, the Indemnified Party shall timely provide the Indemnifying Party with an Administration Notice, indicating the nature of such Third Party Claim and the basis therefor; provided, however, that any delay or failure by the Indemnified Party to provide an Administration Notice to the Indemnifying Party shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. Upon receipt of an Administration Notice of a Third Party Claim from an Indemnified Party, the Indemnifying Party shall timely elect, by providing an Administration Notice to the Indemnified Party, at the Indemnifying Party's option, to assume and control the defense thereof, at its own expense and by its own counsel. If the Indemnifying Party shall undertake to compromise or settle any such Third Party Claim, it shall promptly so notify the Indemnified Party, and the Indemnified Party shall cooperate fully with the Indemnifying Party and its counsel in the compromise or settlement of such Third Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not compromise or settle, or admit any liability with respect to, any such Third Party Claim, without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed), unless the relief consists solely of money Losses to be paid by the Indemnifying Party and includes a provision whereby the plaintiff or claimant in the matter releases each relevant Indemnified Party from all liability with respect thereto. Notwithstanding an election to assume the defense of such action or proceeding, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action or proceeding, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if the (A) Indemnified Party shall have determined in good faith that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Indemnifying Party inappropriate or (B) Indemnifying Party shall have authorized the Indemnified Party to employ separate counsel at the Indemnifying Party's expense. In any event, the Indemnified Party and Indemnifying Party and their counsel shall cooperate in the defense of any Third Party Claim subject to this
Section 12, including by providing the other with (i) information regarding all developments relating to any such Third Party Claims, and (ii) provide copies of all relevant correspondence and documentation relating thereto. All costs and expenses incurred in connection with the Indemnified Party's cooperation shall be borne by the Indemnifying Party. In any event, the Indemnified Party shall have the right at its own expense to participate in the defense of such asserted liability. If the Indemnifying Party receiving such Administration Notice of a Third Party Claim does not elect to defend such Third Party Claim or does not defend such Third Party Claim in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party's expense, to defend such Third Party Claim; provided, however, that the Indemnified Party shall not settle, compromise or discharge, or admit any liability with respect to, any such Third Party Claim without the written consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed).

                  (f) CONSEQUENTIAL DAMAGES. Neither party, as Service Provider, shall be liable or responsible to the other party as Service Recipient or, through Service Recipient, to any Service Recipient Indemnified Party, for indirect, special, punitive, incidental, consequential or multiplied damages; provided, that a Service Provider shall be liable for consequential damages solely to the extent arising out of such Service Provider's willful misconduct.

                  (g) OTHER LOSSES. For all claims other than Third Party Claims for which an Indemnified Party is indemnified under this Section 12, the parties shall resolve the claim in accordance with Section 11 hereof.

                  (h) EXCLUSIVE REMEDY. Each party hereto expressly acknowledges that, other than as set forth herein, the provisions of this Section 12 shall be the sole and exclusive remedy for all monetary claims resulting from any breach by the other party of any covenant set forth in this Agreement, except that the remedies of injunction and specific performance shall remain available to the parties hereto.

                  (i) DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THE ACQUISITION AGREEMENT OR THE RELATED AGREEMENTS, NEITHER PARTY MAKES, AND EACH PARTY EXPRESSLY DISCLAIMS, ANY AND ALL REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE SERVICES OR OTHER ACTIVITIES TO BE PROVIDED OR PERFORMED UNDER THIS AGREEMENT, INCLUDING WARRANTIES WITH RESPECT TO MERCHANTABILITY, OR SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT OF ANY SOFTWARE OR HARDWARE PROVIDED HEREUNDER, AND ANY WARRANTIES ARISING FROM COURSE OF DEALING, COURSE OF

PERFORMANCE OR TRADE USAGE. NOTHING IN THIS AGREEMENT IS INTENDED TO LIMIT ANY RIGHTS OR REMEDIES OF EITHER PARTY UNDER THE ACQUISITION AGREEMENT OR THE RELATED AGREEMENTS OR LIMIT ANY INDEMNITY HEREUNDER.

         SECTION 13. OWNERSHIP, LOST DATA AND SECURITY.

                  (a) OWNERSHIP. Each Service Recipient shall be the sole and exclusive owner of all data that relates solely to, and all source code and other results and proceeds of TSA Services and Additional Services created solely for, such Service Recipient by Service Provider, and any third party materials created solely for such Service Recipient and to which Service Provider has ownership rights, excluding only Excluded Works (the "Service Recipient Materials"). The parties agree that the Service Recipient Materials shall be considered "works made for hire" (within the meaning of the United States Copyright Law) of Service Recipient and that Service Recipient shall solely and exclusively own the Service Recipient Materials in whatever stage of completion in which they may exist from time to time. In the event such Service Recipient Materials are for any reason or in any jurisdiction determined not to be "works made for hire," then the Service Provider hereby irrevocably and exclusively transfers, sells, and assigns (or shall cause its Affiliates and Subcontractors to transfer, sell and assign) to Service Recipient, its successors and assigns forever and throughout the world, all right, title and interest in the Service Recipient Materials, including all copyrights and all rights generally known as the "moral rights of authors" and Service Recipient shall solely and exclusively own the Service Recipient Materials in whatever stage of completion in which they may exist from time to time. Upon request of Service Recipient from time to time, at Service Recipient's expense, Service Provider shall promptly take such actions and execute and deliver such documents as may reasonably be necessary or appropriate to record, register, perfect or memorialize the foregoing disposition of right, title and interest in the Service Recipient Materials.

                  (b) ONGOING DATA SEPARATION. Service Provider shall use commercially reasonable efforts to include in the Service Recipient Materials all data, source code and other results and proceeds of TSA Services and Additional Services that are necessary to the conduct of the business of the Service Recipient.

                  (c) SERVICE PROVIDER LICENSED MATERIALS. Except as set forth in Section 13(a) hereof, Service Provider shall own all other data that relates to, and all other results and proceeds of TSA Services and Additional Services created for, such Service Recipient by or for Service Provider that relate to the business of the Service Recipient (which, together with any material produced pursuant to Section 13(d) to which Service Provider has the right to grant Service Recipient a license hereunder, are collectively the "Service Provider Licensed Materials") and hereby grants to Service Recipient a non-exclusive, worldwide, royalty-free, fully paid up, perpetual transferable license to use such Service Provider Licensed Materials, subject to any limitations on confidentiality hereunder. Except as set forth in Section 13(a) hereof, any source code created for such Service Recipient by or for Service Provider hereunder that relates to the business of the Service Recipient shall be licensed pursuant to the terms of the Licensing Agreement.

                  (d) THIRD PARTY MATERIALS. If, following the Effective Date, Service Provider enters into a new agreement with a Subcontractor that is not an Affiliate Subcontractor solely or primarily for the purpose of having such Subcontractor provide TSA Services, Service Provider shall request inclusion in such agreement of a world-wide, royalty-free, paid up, transferable and irrevocable license for Service Recipient to reproduce, prepare derivative works of, distribute, display and otherwise use work product created by such Subcontractor in Service Recipient's business and that of Service Recipient's Affiliates and Joint Ventures.

                  (e) CONFIDENTIALITY; DELIVERY. The Service Recipient Materials shall be deemed to be Confidential Information of the Service Recipient and are not to be used by Service Provider for any purposes other than providing relevant TSA Services. During the term of this Agreement, Service Provider will timely provide Service Recipient with access to the Service Recipient Materials and the Service Provider Licensed Materials, as reasonably requested by the Service Recipient. Upon termination of any individual TSA Service hereunder, Service Provider shall promptly archive and/or purge from its (and shall cause its Affiliate Subcontractors to archive and/or purge from their) Systems in accordance with its then-current Policies and procedures (and shall use commercially reasonably efforts to purge or cause to be purged from the systems of Service Provider's Subcontractors that are not Affiliate Subcontractors, as the case may be) all Service Recipient Materials that are no longer needed for the performance of other TSA Services under this Agreement and shall deliver such Service Recipient Materials and a true, complete and current copy of the applicable Service Provider Licensed Materials to Service Recipient. Upon termination of this Agreement, Service Provider shall promptly archive and/or purge from its Systems in accordance with its then-current Policies and procedures (and shall purge or cause to be purged from the systems of Service Provider's Subcontractors, as the case may be) all remaining Service Recipient Materials in its possession and shall deliver such Service Recipient Materials and a true, complete and current copy of the remaining Service Provider Licensed Materials to Service Recipient.

                  (f) LOST OR DESTROYED DATA. The Service Provider shall use commercially reasonable efforts to recover or recreate any data lost or destroyed in performing any TSA Services, using at least the same level of effort and services as used or caused to be used to recover or recreate lost data prior to the Effective Date, at the Service Provider's cost.

                  (g) SECURITY.

                           (i) The Service Recipients and Service Providers shall work together to ensure that the Service Providers are able to maintain their current level of security during the Term, and to address any new security-related issues, including compliance with Laws related to security and issues related to new technologies or threats. The Service Recipient may request additional security safeguards, which shall be provided by the Service Provider on mutually agreed upon terms, conditions and rates. The Service Provider shall promptly notify the Service Recipient of, shall communicate with Service Recipient as to progress on and actions taken in response to and shall cooperate with the Service Recipient with respect to, any security breaches and investigations. In the event of a security breach that relates solely to the TSA Services, any activities performed pursuant to Section 2(j) hereof or Service Recipient's data, Service Recipient shall, in its sole discretion, determine whether to provide notification to customers, potential customers, employees and/or agents concerning a breach or potential breach of security, and Service Recipient shall determine the need for and have sole authority to initiate disclosure to appropriate Governmental Authorities in the event of a security breach unless disclosure by Service Provider is mandated by applicable Law. Prior to any such notification or disclosure, Service Recipient shall notify Service Provider of the notification or disclosure, and shall cooperate with Service Provider to consider any concerns that Service Provider may have regarding the form or content of the proposed notice or disclosures, including whether such notice or disclosure is accurate and in agreement with any permissible notices or disclosures concerning the same security breach by Service Provider or an Affiliate. In the event of a security breach that relates to both Service Provider's data, on the one hand, and to the TSA Services, any activities performed pursuant to Section 2(j) hereof or Service Recipient's data, on the other hand, Service Provider and Service Recipient shall cooperate with each other regarding the timing and manner of (i) notification to their respective customers, potential customers, employees and/or agents concerning a breach or potential breach of security, and (ii) disclosures to appropriate Governmental Authorities, in the case of both clauses (i) and (ii), subject to applicable Law.

                           (ii) If either party, or its personnel, will be given access to the other party's computer systems or software ("Systems") in connection with the performance of the TSA Services or the separation and any activities pursuant to Section 2(j) hereof, the accessing party or its personnel, as the case may be, shall comply with all of such other party's system security Policies and procedures of which it is made aware, and will not tamper with, compromise or circumvent any security or audit measures employed by such other party.

                           (iii) Each party shall use its commercially reasonable efforts to ensure that only those of its personnel who are specifically authorized to have access to the other party's Systems gain such access, and to prevent unauthorized access, use, destruction, alteration or loss of information contained therein, including notifying its personnel regarding the restrictions set forth in this Agreement and establishing appropriate Policies designed to effectively enforce such restrictions. If, at any time, either party determines that the other party or its personnel has sought to circumvent, or has circumvented, its system security Policies and procedures, that any unauthorized personnel of the other party has accessed its Systems or that the other party or any of its personnel has engaged in activities that may lead to the unauthorized access, use, destruction, alteration or loss of data, information or software, such party shall immediately terminate any such personnel's access to the Systems and immediately notify the other party.

                           (iv) Each party shall access and use only those Systems, and within such Systems, only such data and information, to which it has been granted the right to access and use. Notwithstanding the foregoing, either party shall have the right to deny the personnel of the other party access to such party's Systems, after prior written notice, in the event the party reasonably believes that such personnel pose a security concern.

                           (v) All user identification numbers and passwords of a party disclosed to the other party and any information obtained from the use of the disclosing party's

         Systems shall be deemed Confidential Information of the disclosing party without the need for the disclosing party to specifically identify such information as such.

                           (vi) Each party will (A) immediately notify the other party if such party has revoked access to its own Systems to any of its personnel if such personnel also has access to the other party's Systems and (B) will immediately revoke any access to the other party's Systems once such personnel no longer has a need to access the other party's Systems.

         SECTION 14. FORCE MAJEURE.

                  (a) GENERAL. Subject to Section 14(b) hereof, neither party shall be liable for any failure or delay in the performance of its obligations under this Agreement to the extent such failure or delay both:

                           (i) is caused by any of the following: acts of war, terrorism, civil riots or rebellions; quarantines, embargoes and other similar unusual governmental action; labor strikes (that are not applicable solely to such party or an Affiliate); extraordinary elements of nature or acts of God; and

                           (ii) could not have been prevented by the non-performing party's reasonable precautions or commercially accepted processes, or could not reasonably be circumvented by the non-performing party through the use of substitute services, alternate sources, work around plans or other means by which the requirements of the Service Recipient for services substantially similar to the TSA Services hereunder would be satisfied.

                  (b) DEFINITION. Events meeting both of the criteria set forth in Sections 14(a)(i) and 14(a)(ii) hereof are referred to individually and collectively as "Force Majeure Events." The parties expressly acknowledge that Force Majeure Events do not include vandalism, the regulatory acts of Governmental Authorities, labor strikes (that are applicable solely to such party or an Affiliate), or the non-performance by third parties or Subcontractors relied on for the delivery of the TSA Services, unless such failure or non-performance by a third party or Subcontractor is itself caused by a Force Majeure Event.

                  (c) EXCUSE OF PERFORMANCE. Upon the occurrence of a Force Majeure Event, the non-performing party shall be excused from any further performance of the affected obligation(s) (other than payment obligations) for so long as such circumstances prevail, provided that such party continues to attempt to recommence performance to the greatest extent possible without delay.

                  (d) DISASTER RECOVERY PLAN. Notwithstanding any other provision of this Section 14, a Force Majeure Event that results in failure or substantial delay of the performance by the Service Provider of its obligations under this Agreement shall obligate the Service Provider, if appropriate, to implement its disaster recovery plan within the time periods described therein.

            (e) DISASTER RECOVERY TESTS. The Service Recipient may participate in the Service Provider's tests of the disaster recovery services applicable to the TSA Services provided by or on behalf of the Service Provider (which disaster recovery services are understood to include the separation and segregation activities performed pursuant to Section 2(j) hereof); provided, that the Service Provider shall have sole control of all such tests. If the Service Recipient's method of doing business requires additional or different disaster recovery services, the Service Provider shall provide such additional or different disaster recovery services if commercially and technologically feasible, and the parties shall determine in good faith the applicable pricing.

            (f) TERMINATION UPON FORCE MAJEURE. If a Force Majeure Event causes a material failure or delay in the performance of any TSA Services or separation and segregation activities to be performed pursuant to Section 2(j) hereof for more than three (3) consecutive Business Days, the Service Recipient may, at its option, immediately terminate this Agreement without liability to Service Provider, other than liability for payment of unpaid invoices or for services previously rendered.

      SECTION 15. SURVIVAL. The provisions of Section 2(a)(iv) (Knowledge Transfer), Section 6(b)(i) (Limitations on Consideration), Section 6(d) (Fee Dispute Resolution), Section 6(e) (Taxes), Section 6(g) (TSA Records), Section 7(b) (Termination of Individual Transition Services), Section 7(c) (Termination of Agreement), Section 7(d) (Effect of Termination; Return of Materials),
Section 9 (Relationship between the Parties), Section 11 (Dispute Resolution),
Section 12 (Indemnification), Section 13(a) (Ownership), 13(c) (Service Provider Licensed Materials), this Section 15 (Survival), Section 16 (Notices), Section 17 (Successors and Assigns; No Third Party Beneficiaries), Section 19 (Entire Agreement), Section 20 (Amendment, Modification and Waiver), Section 21 (Severability), Section 22 (Governing Law), Section 23 (Jurisdiction; Venue; Consent to Service of Process), Section 24 (Waiver of Jury Trial) and Section 25 (Confidentiality) hereof shall survive the termination or expiration of this Agreement.

      SECTION 16. NOTICES. All notices, demands and other communications required or permitted to be given to either party under this Agreement are characterized herein as "Operations Notice" or "Administration Notice" and are defined by and differ only in the persons designated to receive them. In each case, such notice, demand or other communication shall be in writing, and shall be deemed to have been duly given when delivered by hand, courier or overnight delivery service or, if mailed, two (2) Business Days after deposit in the mail and sent certified or registered mail, return receipt requested and with first-class postage prepaid, or in the case of facsimile notice, when sent and transmission is confirmed, and, regardless of method, addressed to the party at its address or facsimile number set forth below (or at such other address or facsimile number as the party shall furnish the other parties in accordance with this Section) and, in the case of Parent, also included in an email transmission:


                   FOR ADMINISTRATION NOTICE                  FOR OPERATIONS NOTICE
If to Parent:      Citigroup Inc.
                   909 Third Avenue, 8th Floor
                   New York, New York  10022                  Parent's Service Coordinator

                   FOR ADMINISTRATION NOTICE                  FOR OPERATIONS NOTICE
                   Attn:  Bradley Tessler                     (and backup Service Coordinator) at
                   Facsimile:  212-793-0090                   the addresses therefor set forth in
                   Email:  tesslerb@citigroup.com             Schedule 8(a), as may be amended
                                                              from time to time.


                   With a copy to:

                   Skadden, Arps, Slate, Meagher & Flom LLP
                   4 Times Square
                   New York, New York  10036-6522
                   Attn:  Stuart D. Levi, Esq.
                   Facsimile:  (212) 735-2000

If to Purchaser:   MetLife, Inc.                              To Purchaser's Service Coordinator
                   2701 Queens Blvd. North                    (and backup Service Coordinator) at
                   Long Island City, New York 11101           the addresses therefor set forth in
                   Attn:  James L. Lipscomb, Esq.             Schedule 8(a), as may be amended
                   General Counsel                            from time to time.
                   Facsimile:  (212) 252-7288


                   With a copy to:

                   LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                   125 West 55th Street
                   New York, New York  10019
                   Attn: Alexander M. Dye, Esq.
                   Facsimile:  (212) 424-8500

      SECTION 17. SUCCESSORS AND ASSIGNS; NO THIRD-PARTY BENEFICIARIES. Subject to the terms of this Section 17, this Agreement and all its provisions shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns. Nothing in this Agreement, whether expressed or implied, will confer on any Person, other than the parties or their respective permitted successors and assigns, any rights, remedies or liabilities; provided that the provisions of Section 12(a) hereof will inure to the benefit of each Service Recipient Indemnified Party and the provisions of
Section 12(b) hereof will inure to the benefit of each Service Provider Indemnified Party. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party (which consent may not be unreasonably withheld) and any purported assignment without such consent shall be void; provided that upon prior Administration Notice to Service Provider, Service Recipient may, without the consent of Service Provider, assign any or all of its rights, but not its obligations hereunder, to any of its Affiliates (or in the case of Purchaser, to any of its Joint Ventures); provided further, that notwithstanding any provision of this Agreement, in the event a party shall merge or consolidate with another Person or enter into a business combination with a third party: (x) if such merger, consolidation or business combination affects this Agreement, such merger, consolidation or business combination shall be deemed to be an assignment and, accordingly, the consent of the other party shall be required hereunder (such consent not to be unreasonably withheld), and
(y) if such merger, consolidation or business combination does not affect this Agreement, such merger, consolidation or business combination shall not be deemed to be an assignment and, accordingly, no consent of the other party shall be required hereunder.

      SECTION 18. COUNTERPARTS. This Agreement may be executed by the parties in multiple counterparts which may be delivered by facsimile transmission. Each counterpart when so executed and delivered shall be deemed an original, and all such counterparts taken together shall constitute one and the same instrument.

      SECTION 19. ENTIRE AGREEMENT.

            (a) AGREEMENT. This Agreement, together with the Acquisition Agreement, the Related Agreements and the Confidentiality Agreement and all annexes, schedules and exhibits hereto and thereto, embody the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements with respect thereto. All annexes, schedules and exhibits referenced in this Agreement (or in any annex, schedule or exhibit hereto) shall be deemed incorporated into and shall become part of this Agreement. The parties intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Agreement.

            (b) CAPTIONS. The captions of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

      SECTION 20. AMENDMENT, MODIFICATION AND WAIVER.

            No amendment to this Agreement shall be effective unless it shall be in writing and signed by each party. Any failure of a party to comply with any obligation, covenant, agreement or condition contained in this Agreement may be waived by the party entitled to the benefits thereof only by a written instrument duly executed and delivered by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

      SECTION 21. SEVERABILITY.

            If any provision of this Agreement or the application of any such provision is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable Law, the parties waive any provision of Law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect. The parties shall, to the extent lawful and practicable, use their commercially reasonable efforts to enter into arrangements to reinstate the intended benefits, net of the intended burdens, of any such provision held invalid, illegal or unenforceable.

      SECTION 22. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles of such State.

      SECTION 23. JURISDICTION; VENUE; CONSENT TO SERVICE OF PROCESS.

            (a) EXCLUSIVE JURISDICTION; FINAL JUDGMENTS. Each party irrevocably and unconditionally submits to the non exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court will not accept jurisdiction, the Supreme Court of the State of New York or any court of competent civil jurisdiction sitting in New York County, New York. In any action, suit or other proceeding, each of the parties irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. Each of the parties also hereby agrees that any final and unappealable judgment against a party in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

            (b) SERVICE OF PROCESS. Each party irrevocably consents to service of process in the manner provided for the providing of Administration Notices pursuant to Section 16 hereof. Nothing in this Section 23 shall affect the right of either party to serve process in any other manner permitted by Law.

      SECTION 24. WAIVER OF JURY TRIAL.

            TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

      SECTION 25. CONFIDENTIALITY.

            (a) DEFINITION OF CONFIDENTIAL INFORMATION. For purposes of this Agreement, "Confidential Information" includes all confidential or proprietary information and documentation of either party hereto or any of their respective Affiliates or Joint Ventures, including the terms of this Agreement (unless the terms of this Agreement are required by Law to be disclosed or are requested by a regulator in connection with obtaining approval of the transaction contemplated under the Acquisition Agreement), including with respect to each party or any of their respective Affiliates or Joint Ventures, all of its software (including source code and object code), documentation, data, its customer, policy holder, claimant data and data related to potential customers and policy holders, software and confidential information of third parties as to which such party or any of their respective Affiliates or Joint Ventures owes a duty of confidentiality, financial information, information relating to the other party's planned or existing computer systems, systems architecture, computer hardware, methods of processing and operational methods, sales, profits, organizational restructuring, new business initiatives, proprietary and confidential information that describes the other party's (or the other party's Affiliates' or Joint Ventures') insurance and financial products (including actuarial calculations, product designs, and how such products are administered and managed), proprietary and confidential information that describes the other party's (or the other party's Affiliates' or Joint Ventures') product strategies or tax interpretations or tax positions or the treatment of any item, all reports, exhibits and other documentation prepared by any of its Affiliates or Joint Ventures, and any other information disclosed by a party to the other party (or its Affiliates or Joint Ventures) that is not generally known in the financial services or insurance industries.

            (b) PROTECTION OF CONFIDENTIAL INFORMATION. Each party hereto shall protect the Confidential Information of the other party hereto in accordance with applicable Law and using at least the same standard of care in the protection of Confidential Information of the other party hereto as it uses to protect its own confidential or proprietary information; provided that such Confidential Information shall be protected in at least a reasonable manner in accordance with industry standards. Each party hereto shall use the Confidential Information of the other party only in connection with the purposes of this Agreement, shall make such Confidential Information available only to its employees, permitted Subcontractors or agents having a "need to know" with respect to such purpose, and shall not disclose any Confidential Information to any other Person (except as expressly set forth in Section 25(d) hereof). Each party hereto shall advise its respective employees, permitted Subcontractors and agents with access to any Confidential Information of such party's obligations under this Agreement, and shall cause or have caused the foregoing to be bound by restrictions on use and disclosure of Confidential Information at least as stringent as those that bind such party hereunder in advance of the disclosure of any such Confidential Information to them.

            (c) EXCLUSIONS. Confidential Information of a party shall not include information that was (i) developed by the other party independently,
(ii) disclosed to the other party by a third party not known to be bound by any confidentiality agreement with such party; provided, that: (A) under the circumstances of disclosure, the other party does not owe a duty of non-disclosure to such third party; (B) to the knowledge of the other party, the third party's disclosure does not violate a duty of non-disclosure owed to another Person, including such party; and (C) the disclosure by the third party is not otherwise unlawful, (iii) publicly available other than through the fault or negligence of the other party or (iv) rightfully in the possession of the other party and not subject to any duty of confidentiality as of the Effective Date.

            (d) COMPULSORY DISCLOSURE. If either party (the "Receiving Party") is requested or required to disclose Confidential Information of another party (the "Disclosing Party") pursuant to any judicial or administrative process, then such Receiving Party shall promptly notify the Disclosing Party in writing of such request or requirement. The Disclosing

Party shall either (i) promptly seek protective relief from such disclosure obligation, or (ii) direct the Receiving Party to comply with such request or requirement. The Receiving Party shall cooperate with efforts of the Disclosing Party to maintain the confidentiality of such information or to resist compulsory disclosure thereof, but any costs incurred by the Receiving Party shall be reimbursed by the Disclosing Party, except for costs of the Receiving Party's employees. If, after a reasonable opportunity to seek protective relief, such relief is not obtained by the Disclosing Party, or if the Disclosing Party fails to obtain such relief, the Receiving Party may disclose such portion of such Confidential Information that the Receiving Party reasonably believes, on the basis of advice of the Receiving Party's counsel, the Receiving Party is legally obligated to disclose.

            (e) UNAUTHORIZED ACTS. Each party hereto shall (i) notify the Disclosing Party promptly of any unauthorized possession, use, or knowledge of any Confidential Information by any Person which shall become known to it, any attempt by any Person to gain possession of Confidential Information without authorization or any attempt to use or acquire knowledge of any Confidential Information without authorization (collectively, "Unauthorized Access"), (ii) promptly furnish to the Disclosing Party full details of the Unauthorized Access and use commercially reasonable efforts to assist the other party in investigating or preventing the reoccurrence of any Unauthorized Access, (iii) cooperate with the Disclosing Party in any litigation and investigation against third parties deemed necessary by such party to protect its proprietary rights, and (iv) promptly take all steps necessary to prevent a reoccurrence of any such Unauthorized Access.

            (f) DATA PROTECTION. To the extent reasonably required by the Service Provider, each party shall cause its Affiliates and/or Joint Ventures, as applicable that are Service Recipients hereunder to execute a written agreement with the applicable Service Provider sufficient to comply with any applicable Laws relating to data protection.

      SECTION 26. CONSTRUCTION

            As used in this Agreement, neutral pronouns and any variations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require. The words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the Schedules hereto, as the same may from time to time be amended or supplemented and not to any particular subdivision contained in this Agreement. The word "including" when used herein is not intended to be exclusive, or to limit the generality of the preceding words, and means "including, without limitation." References herein to an Article, Section, subsection, clause, or Schedule shall refer to the appropriate Article, Section, subsection, clause, or Schedule of this Agreement, unless expressly stated otherwise.

      SECTION 27. PRECEDENCE.

            In case of ambiguity between the terms and conditions of this Agreement and any annex, schedule or exhibit hereto, this Agreement shall control; provided, that if the parties expressly and unambiguously provide in an annex, schedule or exhibit hereto that a provision of such annex, schedule or exhibit supersedes the terms and conditions of this Agreement, then such provision shall have precedence over the relevant terms and conditions of this Agreement.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        Citigroup, Inc.



                                        By:    /s/ Anthony A. Lazzara
                                               ----------------------
                                        Name:  Anthony A. Lazzara
                                        Title: Managing Director
                                               M&A Execution

                                        MetLife, Inc.



                                        By:    /s/ William J. Wheeler
                                               ----------------------
                                        Name:  William J. Wheeler
                                        Title: Executive Vice President and
                                               Chief Financial Officer

               [SIGNATURE PAGE TO TRANSITION SERVICES AGREEMENT]